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                                     LOGO
                               ASTORIA FINANCIAL
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                                 CORPORATION



                          PROXY STATEMENT SUPPLEMENT

  This Proxy Statement Supplement is being sent to you as a supplement to the proxy statement sent to you by Astoria Financial Corporation ("AFC"), dated April 2, 1998, in connection with the 1998 Annual Meeting of Shareholders of AFC (the "Proxy Statement"). The Proxy Statement contains a proposal to amend the certificate of incorporation of AFC to increase the authorized common stock of AFC, par value $0.01 per share (the "AFC Common Stock"), from 70,000,000 shares to 200,000,000 shares (the "Proposal"). AFC currently has 39,804,197 shares of authorized but unissued Common Stock.

  On April 2, 1998, Long Island Bancorp, Inc. ("LIB"), a Delaware corporation, agreed to merge with and into AFC (the "Merger"). Pursuant to the Agreement and Plan of Merger, between AFC and LIB, dated as of April 2, 1998 (the "Merger Agreement"), AFC will issue 1.15 shares of AFC Common Stock for each share of common stock of LIB, par value $0.01 per share ("LIB Common Stock"), issued and outstanding at the date of the closing, and will be required to issue or reserve 2,105,747 shares of AFC Common Stock for the shares of LIB Common Stock currently reserved for LIB option plans or required pursuant to the Merger Agreement. Based on the closing share prices of the AFC Common Stock and the LIB Common Stock on April 2, 1998, AFC would be required to issue 29,631,275 shares of AFC Common Stock to satisfy such requirements of the Merger Agreement. Assuming the issuance and reservation of such shares, AFC would have 10,172,922 remaining shares of authorized but unissued AFC Common Stock not otherwise reserved for issuance.

  A vote on the Proposal is not a vote to approve or disapprove the Merger Agreement. We expect to call a separate AFC shareholder meeting in August 1998 to approve the Merger.

  Although completion of the Merger is not contingent upon approval of the Proposal, and vice versa, the board of directors of AFC (the "Board") continues to believe that it is in the best interests of AFC and its shareholders to increase the number of authorized shares of AFC Common Stock in order for AFC to meet a variety of business needs, as they may arise, and to enhance AFC's flexibility in connection with possible future actions. Such business needs and actions may include stock dividends, stock splits, corporate business combinations, funding of business acquisitions, employee benefit programs and other corporate purposes. Accordingly, the Board believes that the Proposal should be approved at the Annual Meeting.

  IF YOU HAVE NOT ALREADY DONE SO, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD PREVIOUSLY SENT TO YOU WITH THE PROXY STATEMENT IN THE POSTAGE-PAID ENVELOPE INCLUDED THEREWITH. If you require an additional proxy card to vote your shares of AFC Common Stock, please call Peter J. Cunningham at (516) 327-7877.

Dated: April 14, 1998